Exhibit 99.1

News Release

Investor Contact:	Media Contact:

Bev Fleming	Doug Holt
312-444-7811	312-557-1571
Beverly_Fleming@ntrs.com	Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Announces Leadership Changes

CHICAGO, September 8, 2009 — Northern Trust Corporation (Nasdaq: NTRS) announced today that Steven L. Fradkin, Executive Vice President and Chief Financial Officer since 2004, has been named President of Northern Trust’s Corporate & Institutional Services Business Unit (C&IS).

William L. Morrison, Executive Vice President and co-President of Personal Financial Services since 2003, will assume Mr. Fradkin’s role as Chief Financial Officer.

Sherry Barrat, President, Northern Trust Personal Financial Services, will assume Bill Morrison’s current responsibilities.

Fradkin, Morrison and Barrat will continue to report to President and Chief Executive Officer Frederick H. Waddell.

Timothy J. Theriault is stepping down as C&IS President to pursue interests outside of the financial services sector.

“Today’s announcements are a testament to the depth and strength of the leadership at Northern Trust to enable us to make these changes, which reinforce our commitment to industry-leading service, integrity and expertise to our personal and institutional clients,” Waddell said. “I know that these experienced leaders will continue to make significant contributions to Northern Trust’s success. We appreciate Tim’s many contributions to Northern Trust over the past 25 years and we wish him well in all of his future endeavors.”

C&IS is a global provider of asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies and government funds. In 2008, its reported revenues totalled $2.6 billion.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, banking solutions and fiduciary services for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 15 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2009, Northern Trust had assets under custody of US$3.2 trillion, and assets under investment management of US$558.9 billion. For 120 years, Northern Trust has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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